Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2010 (except Note 15, as to which the date is July     , 2010) in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-166644) and related Prospectus of Goodman Global Group, Inc. for the registration of shares of its common stock.

Houston, Texas

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 15 to the financial statements.

/S/ ERNST & YOUNG LLP

Houston, Texas

July 1, 2010